Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

Lane Cardwell Re-Joins P.F. Chang’s Board of Directors

Scottsdale, Arizona, December 15, 2010 – P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced the appointment of F. Lane Cardwell to its board of directors, effective December 14, 2010. Mr. Cardwell, a restaurant industry veteran who brings substantial experience in business strategy and executive leadership, will also serve as a member of the Company’s compensation and executive development committee and nominating and corporate governance committee.

“I am thrilled to welcome Lane back to our P.F. Chang’s board of directors. His extensive knowledge about our Company combined with his restaurant industry expertise will further complement and strengthen our board,” said Rick Federico, Chairman and Co-CEO.

Mr. Cardwell has over 30 years of experience in the restaurant industry and most recently served as the CEO of Boston Market from June 2009 to October 2010. He previously served as President of Eatzi’s Market and Bakery from 1996 to 1999. Prior to joining Eatzi’s, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the board of directors of Brinker International, Inc. (NYSE: EAT). Mr. Cardwell also served as the interim President and Chief Executive Officer of Famous Dave’s of America, Inc. from December 2007 until April 2008.

Mr. Cardwell currently serves as a board member of Shari’s Restaurants, a privately held company. Additionally, Mr. Cardwell previously served as a board member of P.F. Chang’s China Bistro, Inc. from 1999 to 2009.

About P.F. Chang’s
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, Chinese-inspired cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. In addition, the Company has extended the P.F. Chang’s brand to international markets and retail products both of which are operated under licensing agreements.

Contacts

Allison Schulder

(480) 888-3000
allison.schulder@pfcb.com

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